Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Fourth Quarter and Fiscal 2012
Financial Results

  Cash and investments increase by $5.9 million over prior year to $13.2 million.
  North American RTMS distribution transition to Econolite complete.

Saint Paul, Minn., March 26, 2013 ― Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today the results for its fiscal year and fourth quarter ended December 31, 2012. The Company also disclosed an investigation into alleged violations of law by two employees of its Polish subsidiary.

Revenue for the year ended December 31, 2012 was $25.0 million compared to $30.5 million for 2011, while revenue for the fourth quarter of 2012 was $6.8 million compared to $8.9 million for the same period in 2011. Revenue from royalties was $12.4 million for the 2012 year compared to $13.0 million in 2011 and $3.2 million in the fourth quarter of 2012 compared to $4.0 million in the same period of 2011. Product sales were $12.6 million for the 2012 year compared to $17.5 million in 2011 and were $3.6 million in the fourth quarter of 2012 compared to $4.9 million in the same period in 2011. World-wide CitySync product sales were $4.8 million for the 2012 year and $1.1 million for the fourth quarter and RTMS® product sales and royalties were $3.1 million and $1.0 million, respectively, in the 2012 year and $1.3 million and $395,000, respectively in the fourth quarter of 2012. Econolite distribution of RTMS in North America began in 2012.

Net loss for the year ended December 31, 2012 was $(3.4) million or $(0.69) per share compared to a net loss of $(10.0) million or $(2.07) per share in 2011. Net loss for our 2012 fourth quarter was $(15,000) or $(0.00) per diluted share compared to a net loss of $(689,000) or $(0.14) per share for the same period in 2011. We recorded non-cash goodwill impairment charges in the second quarter of 2012 and the third quarter of 2011. On a non-GAAP basis, excluding the goodwill impairment charge, restructuring and intangible asset amortization, all net of tax, net income for the 2012 year was $890,000 or $0.18 per share and net income for the fourth quarter was $155,000 or $0.03 per share. Gross margins on product sales in the fourth quarter of 2012 were negatively impacted by an unfavorable mix of third party content and higher than average adjustments to inventory and warranty reserves. Our effective income tax rate for 2012 was impacted by a non-deductible portion of the goodwill impairment charge and our tax credit status in multiple jurisdictions.

Kris Tufto, CEO, said, “Generally Q4 revenue was soft. But there were bright spots and we see momentum building. Our pipelines are increasing across all our product sales areas and there are indications from the Econolite channel that the MAP-21 funding is starting to materialize. We also increased our cash and investments balances at year end to $13.2 million, up $5.9 million from the start of the year. We have begun deploying some of this capital in 2013 to pursue solution enhancements, most specifically for information management.

“We are confident that a series of new or recently introduced products, including Autoscope® Duo hybrid, and existing partnerships will give us a route to improved market share in combination with our solution focus and stronger marketing push planned for 2013.

“Our business is seasonally driven and, looking ahead, we expect our first fiscal quarter will be challenging from a revenue generation standpoint. And as we guided previously, we plan to increase operational expenses in the near term to solidify our efforts in various engineering and marketing areas. We believe these investments are prudent and will result in achieving reasonable profit levels and revenue growth through better utilization of our assets,“ continued Mr. Tufto.

Investigation Matter

The Company has learned that Polish authorities are conducting an investigation into alleged violations of Polish law by two employees of ISS Poland, who have been charged with criminal violations of certain laws related to a project in the City of Łodź, Poland. Neither the Company nor any of its subsidiaries has been charged with any offense. A committee of the Company’s independent directors, with the assistance of independent counsel and accounting advisors, is conducting an investigation into these matters focusing on possible violations of Company policy, internal controls, and laws, including the Foreign Corrupt Practices Act, the U.K. Anti-Bribery Act and Polish law. This investigation is ongoing, and the Company is voluntarily disclosing this matter to the Securities and Exchange Commission and the Department of Justice.

“We take these matters very seriously, and are cooperating fully. Image Sensing Systems aims to conduct its business lawfully and ethically. We have taken remedial actions, including ending the employment of the two Polish employees. We are also assessing and implementing enhancements to our internal policies, procedures and controls. The Company’s known costs related to the investigation to date were immaterial in 2012 and approximately $1.5 million through March 22, 2013. While we are working diligently towards a timely conclusion, we are presently unable to determine the likely outcome or range of loss, if any, or predict with certainty the timeline for resolution of these matters,” said Mr. Tufto.

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the 2007 EIS asset acquisition and the 2010 CitySync acquisition and may exclude other non-recurring items, including goodwill impairment. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a provider of above ground detection and information management solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 135,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide. This depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including ANPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 filed in March 2012.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Period Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenue
Royalties	$3,240	$3,994	$12,399	$13,046
Product sales	3,581	4,858	12,564	17,475
	6,821	8,852	24,963	30,521
Cost of revenue (exclusive of amortization below)
Product sales	2,213	3,171	6,706	8,769
Restructuring	—	448	—	448
	2,213	3,619	6,706	9,217
Gross profit	4,608	5,233	18,257	21,304

Operating expenses
Selling, marketing and product support	2,052	2,735	7,289	10,609
General and administrative	1,095	1,566	5,167	6,315
Research and development	894	1,305	4,135	4,424
Earnout income	—	(618)	—	(618)
Restructuring	—	287	430	287
Goodwill impairment	—	—	3,175	11,685
Amortization of intangible assets	395	407	1,622	1,650
	4,436	5,682	21,818	34,352
Income (loss) from operations	172	(449)	(3,561)	(13,048)
Other income	2	2	29	9
Income (loss) before income taxes	174	(447)	(3,532)	(13,039)
Income tax expense (benefit)	189	242	(180)	(3,022)
Net loss	$(15)	$(689)	$(3,352)	$(10,017)

Basic net loss per share	$(0.00)	$(0.14)	$(0.69)	$(2.07)
Diluted net loss per share	$(0.00)	$(0.14)	$(0.69)	$(2.07)

Weighted shares – basic	4,910	4,847	4,886	4,834
Weighted shares – diluted	4,910	4,847	4,886	4,834

Reconciliation of GAAP to non-GAAP basis
Non-GAAP income before income taxes (1)	$569	$77	$1,695	$413
Non-GAAP income tax expense (2)	414	246	805	52
Non-GAAP net income (loss)	$155	$(169)	$890	$361

Non-GAAP basic net income (loss) per share	$0.03	$(0.03)	$0.18	$0.07
Non-GAAP diluted net income (loss) per share	$0.03	$(0.03)	$0.18	$0.07

Notes to non-GAAP adjustments

(1)	Amortization of intangible assets, restructuring expenses, earnout income and goodwill impairment for the applicable period as shown above are removed
(2)	Income tax expense (benefit) is increased (reduced) by impact of (1) at ISS’ effective rate after adjusting for amortization of intangible assets, restructuring, earnout income and goodwill impairment

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	December 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$8,334	$5,224
Investments	4,817	2,093
Receivables, net	6,722	10,148
Inventories	4,485	6,142
Prepaid expenses and other current assets	1,797	2,073
	26,155	25,680
Property and equipment, net	1,875	1,435
Deferred taxes	4,017	3,131
Goodwill and intangible assets, net	6,489	11,008
	$38,536	$41,254
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$4,129	$4,545
Income taxes payable	18	67
	4,147	4,612
Deferred taxes and other long-term liabilities	409	316
Shareholders’ equity	33,980	36,326
	$38,536	$41,254

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Year Ended December 31,
	2012	2011
Operating activities
Net loss	$(3,352)	$(10,017)
Adjustments to reconcile net loss to net cash provided by (used in) operations

Goodwill impairment	3,175	11,685
Depreciation and amortization	2,349	2,198
Earnout income	—	(618)
Stock option expense	244	412
Changes in operating assets and liabilities	3,523	(4,971)
Net cash provided by (used in) operating activities	5,939	(1,311)

Investing activities
Purchases of property and equipment, net of disposals	(487)	(859)
Payments of earn-outs	—	(2,361)
Sales (purchases) of investments, net	(2,724)	1,861
Net cash used in investing activities	(3,211)	(1,359)

Financing activities
Proceeds from exercise of stock options	121	105
Net cash provided by financing activities	121	105

Effect of exchange rate changes on cash	261	(232)

Increase (decrease) in cash and cash equivalents	3,110	(2,797)
Cash and cash equivalents, beginning of year	5,224	8,021
Cash and cash equivalents, end of year	$8,334	$5,224

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